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                                                                      EXHIBIT 99




                     [COOPERS & LYBRAND L.L.P. LETTERHEAD]





June 29, 1998



Ms. Janice Dobbs
Chesapeake Energy Corporation
6100 N. Western Avenue
Oklahoma City, OK  73118

Dear Ms. Dobbs:

You have furnished us with a copy of your "Notification of Late Filing" on Form 12b-25 dated June 29, 1998.

We are in agreement with the comments under Part III of the Form with respect to the reasons why we are unable to furnish our report on the financial statements of the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan for inclusion in the Form 11-K for the year ended December 31, 1997.

Yours very truly,


/s/ COOPERS & LYBRAND L.L.P.